Exhibit 99.1

Kezar Life Sciences Reports Third Quarter 2018 Financial Results and Provides Business Update

SOUTH SAN FRANCISCO, Calif., November 8, 2018 -- Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company discovering and developing novel small molecule therapeutics to treat unmet needs in autoimmunity and cancer, today announced its third quarter 2018 business highlights and financial results.

“During the third quarter of 2018 we continued to execute on our strategy of developing our first-in-class selective immunoproteasome inhibitor for patients with severe autoimmune diseases. Enrollment continues in KZR-616-002, our Phase 1b/2 trial in lupus (SLE) and lupus nephritis (LN), with top-line results from the initial two cohorts of the Phase 1b expected in the first half of 2019,” said John Fowler, CEO of Kezar.  “In the same timeframe we plan to begin enrolling the Phase 2 portion of the trial, focused exclusively on LN, a serious disease with high medical and economic burden and no approved drugs. Plans to initiate trials in up to four additional autoimmune indications with high unmet need are also on track for 2019.”

Business Highlights

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Enrollment of patients with SLE with or without nephritis to the open-label dose escalation Phase 1b portion of the clinical trial KZR-616-002 (NCT03393013), continued in the third quarter.  This trial will include a randomized, placebo-controlled Phase 2 portion in patients with active, proliferative LN.

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Ongoing drug discovery efforts in the protein secretion program (Sec61 translocon modulation) advanced in the third quarter. Continued progress with the medicinal chemistry campaign and preclinical studies could lead to nomination of a first clinical candidate for oncology in 2019.

Financial Results

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Cash Position. Cash, cash equivalents and marketable securities totaled $112.8 million as of September 30, 2018, compared to $51.0 million as of December 31, 2017. The increase in cash, cash equivalents and marketable securities was primarily attributable to IPO proceeds, net of cash used by the Company in operations to advance its clinical stage programs as well as preclinical research and development.

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R&D Expenses. Research and development expenses for the third quarter of 2018 increased by $3.1 million to $4.7 million from $1.6 million in the third quarter of 2017. This increase was primarily related to advancing both the KZR-616 clinical program and the protein secretion preclinical program.

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G&A Expenses. General and administrative expenses for the third quarter of 2018 increased by $1.0 million to $1.6 million from $0.6 million in the third quarter of 2017.  This increase was primarily related to increases in personnel, professional services and insurance incurred because of becoming a public company.

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Net Loss. Net loss for the third quarter of 2018 was $5.7 million, or $0.30 per basic and diluted common share, compared to a net loss of $2.1 million, or $3.31 per basic and diluted common share, for the third quarter of 2017.

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Shares Outstanding. Total shares outstanding were 19.1 million as of September 30, 2018.  Additionally, there were 2.2 million options granted to purchase common stock at a $3.70 weighted average exercise price as of September 30, 2018.

About Kezar Life Sciences

Based in South San Francisco, Kezar Life Sciences is a clinical-stage biotechnology company committed to revolutionizing treatments for patients with autoimmune diseases and cancer. Kezar is translating its innovative research on the immunoproteasome and protein secretion pathways to advance novel therapeutic approaches. KZR-616, a first-in-class immunoproteasome inhibitor, is currently in a Phase 1b trial, with a Phase 2 trial in lupus nephritis patients expected to initiate during the first half of 2019. Kezar is also poised to expand its development programs throughout 2019 with plans to initiate multiple Phase 2 trials of KZR-616, in up to four additional autoimmune indications, and to nominate an initial clinical candidate for the treatment of cancer from its protein secretion program. For more information, visit www.kezarlifesciences.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding (i) the timing of initiation, progress and scope of clinical trials for Kezar’s product candidates; and (ii) the timing of program updates and data disclosures. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical site activation rates or clinical trial enrollment rates that are lower than expected, changes in expected or existing competition, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Kezar’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACTS:

Alex Gray, Burns McClellan, Inc., on behalf of Kezar Life Sciences

212-213-0006

agray@burnsmc.com

KEZAR LIFE SCIENCES, INC.

Selected Balance Sheet Data

(unaudited, in thousands)

	September 30, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$112,755	$51,033
Total assets	120,267	54,222
Total current liabilities	3,502	1,484
Total stockholders' equity (deficit)	114,127	(25,687)

KEZAR LIFE SCIENCES, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$4,664	$1,557	$13,463	$4,833
General and administrative	1,600	635	4,837	1,497
Total operating expenses	6,264	2,192	18,300	6,330
Loss from operations	(6,264)	(2,192)	(18,300)	(6,330)
Interest income	601	112	915	113
Net loss	$(5,663)	$(2,080)	$(17,385)	$(6,217)
Net loss per common share, basic and diluted	$(0.30)	$(3.31)	$(2.38)	$(10.92)
Weighted-average shares used to compute net loss per common share, basic and diluted	18,955,384	628,435	7,319,012	569,417